MILBERG WEISS BERSHAD
  HYNES & LERACH LLP
WILLIAM S. LEARCH (68581)
ALAN SCHULMAN (128661)
DAREN J. ROBBINS (168593)
600 West Broadway, Suite 1800
San Diego, CA 92101
Telephone:  619/231-1058

WECHSLER HARWOOD HALEBIAN
  & FEFFER LLP
SAMUEL K. ROSEN
488 Madison Avenue
8th Floor
New York, NY 10022
Telephone: 212/935-7400

Attorneys for Plaintiff

                   SUPERIOR COURT OF THE STATE OF CALIFORNIA
                             COUNTY OF SAN DIEGO

HARBOR FINANCE PARTNERS,              )  Case No. 720256
Individually and On Behalf of All     )
Others Similarly Situated,            )  CLASS ACTION
                    Plaintiff,        )
                                      )  COMPLAINT
     vs.                              )
                                      )
MYCOGEN CORPORATION, CARLTON J.       )
EIBL, JOHN L. HAGAMAN, NICKOLAS D.    )
HEIN, LOUIS W. PRIBILA, WILLIAM C.    )
SCHMIDT, G. WILLIAM TOLBERT, DOW      )
AGROSCIENCES and DOES 1-25,           )
inclusive,                            )
                                      )
                    Defendants.       )  Plaintiff Demands A
                                      )  Trial By Jury
------------------------------------- )  -------------------

     Plaintiff, by its attorneys, for its class action complaint against defendants, makes the following allegations upon information and belief, except as to Paragraph 5, which is alleged upon knowledge. Plaintiff's information and belief is based on, inter alia, investigation conducted by its attorneys, including review of documents filed with the Securities and Exchange Commission, articles in the financial news media, press releases, and other publicly available information.

                        JURISDICTION AND VENUE

     1. This Court has jurisdiction over all causes of action asserted herein pursuant to the California Constitution, Article XL, Section 10, because this case is a cause not given by statute to other trial courts.

     2. This Court has jurisdiction over Mycogen because this defendant is a California corporation with its principal place of business at 5501 Oberlin Drive, San Diego, California.

    3. Venue is proper in this Court because the conduct at issue took place and had an effect in this County and defendants made misrepresentations which had an effect in this County.

    4. Plaintiff brings this action individually and as a class action on behalf of all persons, other than defendants and persons or entities related to them, who own the common stock of Mycogen Corp. ("Mycogen" or the "Company") and thus are similarly situated (the "Class"), for injunctive and other relief. Plaintiff seeks injunctive relief herein to, inter alia, enjoin the implementation of an inherently unfair transaction ("the Offer") whereby Mycogen's majority shareholder, Dow AgroSciences, formerly known as Dow
Elanco ("DowAgro") -- which owns approximately 69% of the outstanding common stock of Mycogen and controls the operations of the Company -- will acquire all of the remaining shares of the Company that it does not already own for a grossly inadequate price. Alternatively, in the event that the proposed transaction is implemented, plaintiff seeks to recover damages caused by the breach of fiduciary duties owned by defendants.

                            PARTIES

     5. Plaintiff Harbor Finance is a Colorado partnership, and at all relevant times has been the owner of Mycogen common stock.

     6. Defendant Mycogen is a California corporation that maintains its principal place of business at 5501 Oberlin Drive, San Diego, California. Mycogen's shares trade on the NASDAQ National Market System. Mycogen is a diversified agribusiness and biotechnology company that develops and markets seed for improved crop varieties and provides crop protection products.

     7. Defendant DowAgro, an Indiana partnership, is a subsidiary of the Dow Chemical Company and presently owns or controls approximately 69% of Mycogen's outstanding stock.

     8. Defendant Carlton J. Eibl ("Eibl") is and has been a director of the Company since January 1998. He is the Company's President.

     9. Defendants John L. Hagaman, Nickolas D. Hein, Louis W. Pribila, William C. Schmidt, and G. William Tolbert are, and have at all relevant times, been directors of Mycogen. Each is, and has at all relevant times, been an officer of DowAgro.

     10. The true names and capacitates of defendants sued herein under California Code of Civil Procedure Section 474 as Does 1 through 25, inclusive, are presently not known to plaintiff, who therefore sues these defendants by such fictitious names. Plaintiff will seek to amend this Complaint and include these Doe defendants' true names and capacities when they are ascertained. Each of the fictitiously named defendants is responsible in some manner for the conduct alleged herein and for the injuries suffered by the Class.

     11. By reason of its dominant position as the majority stockholder of Mycogen and its ability to control the business and corporate affairs of Mycogen at all relevant times, DowAgro owed and owes Mycogen stockholders fiduciary duties of fairness and trust, and was and is obligated to refrain from using its dominant position over Mycogen to enrich itself at the expense of other stockholders.

     12. The individual director defendant, by reason of their corporate directorship and/or executive positions, stand in a fiduciary position relative to the Company's shareholders, which fiduciary relationship, at all times relevant herein, required the defendants to exercise their best judgment, and to act in a prudent manner and in the best interests of the Company's shareholders. A director is not permitted to act in his/her own self-interest to the detriment of the shareholders.

     13. Each defendant herein is sued individually as a conspirator and aider and abettor, as well as in his/her capacity as an officer and/or director of the Company, and the liability of each arises from the fact that he or she has engaged in all or part of the unlawful acts, plans, schemes, or transactions complained of herein.

                          CLASS ACTION ALLEGATIONS

     14. Plaintiff brings this action individually on its own behalf and as a class action, pursuant to Section 382 of the California Civil Code of Civil Procedure on behalf of all stockholders of the Company (except the defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein (the "Class").

     15.  This action is properly maintainable as a class action.

     16. The Class is so numerous that joinder of all members is impracticable. There are thousands of shareholders who hold the approximately 31,000,000 shares of Mycogen common stock outstanding. The disposition of their claims in a class action will be of benefit to the parties and the Court. The record holders of Mycogen securities can be easily determined from the stock transfer journals maintained by Mycogen or its agents.

     17. A class action is superior to other methods for the fair and efficient adjudication of the claims herein asserted, and no unusual difficulties are likely to be encountered in the management of this action as a class action. The likelihood of individual class members prosecuting separate claims is remote.

     18. There is a well-defined community of interest in the questions of law and fact involved affecting the members of the Class. Among the questions of law and fact which are common to the Class, which predominate over questions affecting any individual class member are, inter alia, the following:

          (a) whether defendants have engaged in conduct constituting unfair dealing by failing to maximize shareholder value through an adequate auction or market check process;

          (b) whether the proposed buy-out is grossly unfair to the public stockholders of Mycogen;

          (c) whether defendants have failed to disclose all material facts relating to the buy-out proposal including the potential and expected positive future financial benefits which they expect to derive from Mycogen;

          (d) whether defendants have engaged and are continuing to engage in a plan and scheme to eliminate the public stockholders of Mycogen through fraudulent, deceptive, and coercive means and devices;

          (e) whether defendants willfully and wrongfully failed or refused to obtain or attempt to obtain a purchaser for the assets of Mycogen at a price higher than the buy-out proposal;

          (f) whether plaintiff and the other members of the Class would be irreparably damaged were the transaction complained of herein consummated;

          (g) whether defendants have breached or aided and abetted the breach of the fiduciary and other common law duties owed by them to plaintiff and the members of the Class; and

          (h) whether defendants are pursuing a scheme and course of business designed to eliminate the public stockholders of Mycogen in violation of the laws of the State of California.

     19. Plaintiff is a member of the Class and is committed to prosecuting this action. Plaintiff has retained competent counsel experienced in litigation of this nature. The claims of the plaintiff are typical of the claims of other members of the Class, and plaintiff has the same interests as the other members of the Class. Plaintiff does not have interests antagonistic to or in conflict with those it seeks to represent. Plaintiff is an adequate representative of the Class.

     20. The likelihood of individual class members prosecuting separate individual actions is remote due to the relatively small loss suffered by each Class member as compared to the burden and expense of prosecuting litigation of this nature and magnitude. Absent a class action, the defendants are likely to avoid liability for their wrongdoing, and Class members are unlikely to obtain redress for their wrongs alleged herein. There are no difficulties likely to be encountered in the management of the Class claims. This Court is an appropriate forum for this dispute.

                         SUBSTANTIVE ALLEGATIONS

     21. By the acts, transactions, and courses of conduct alleged herein, defendants, individually and as part of a common plan and scheme and/or aiding and abetting one another in total disregard of their fiduciary duties, are attempting to deceive plaintiff and the Class and deprive them unfairly of their investment in Mycogen.

     22. On April 30, 1998, Dow Chemical announced it wanted to amend an agreement (the "Agreement") dated January 15, 1996, pursuant to which DowAgro had already acquired 69% of Mycogen's shares of common stock. Under the terms of the Agreement, DowAgro cannot acquire all the remaining stock of Mycogen until February 1999. The amendment Dow Chemical seeks is the right to acquire the balance of Mycogen's shares now. The proposed transaction would provide Mycogen shareholders $20.50 cash, per share, exactly the price at which Mycogen closed on the NASDAQ before the proposal was announced thus giving them no premium for their shares.

     23. DowAgro is taking advantage of its majority stock ownership position in Mycogen by imposing the inadequate Offer on Mycogen's public stockholders. The Offer is being made at a time when, based upon DowAgro's inside knowledge and dominance and control of Mycogen, DowAgro can acquire the balance of Mycogen's shares at prices lower than it expects to pay in February 1999.

     24. Under the terms of the Agreement, the remaining shares of Mycogen can only be bought by DowAgro (then Dow Elanco) under the following terms:

      DowElanco may increase its beneficial ownership of Common Stock above 79.9% of the total outstanding shares only pursuant to a tender offer, merger or similar transaction (but not a sale of assets) for all of the outstanding shares of Common Stock that offers each holder of Common Stock other than DowElanco the opportunity to dispose of some or all of their Common Stock at the value that an unaffiliated third party would be expected to pay in an arms' -length transaction negotiated by a willing seller and a willing buyer for all of Mycogen's then outstanding shares of Common Stock and not taking into account the potentially controlling position of DowElanco (a "Buyout Transaction").

     25. DowAgro announced the Offer during the period when the Agreement precludes its acquisition of the remainder of Mycogen's publicly traded shares of Mycogen because DowAgro believes that the price of Mycogen's shares will increase prior to February 1999 and wishes to acquire those shares at a lower price than it believes it will have to pay on that date.

     26. Because of its position of dominance and control of Mycogen, DowAgro has announced the Offer at this time so that it can cap the price of Mycogen at no more than the approximate amount of the Offer, thereby limiting the price it will have to pay for the balance of Mycogen's stock. By announcing the Offer now, DowAgro has locked in the offer price and avoided having to make a higher offer were Mycogen's stock, unaffected by the Offer, to rise between now and February 1999.

     27. Besides being the largest stockholder of Mycogen, DowAgro has 5 of the 6 members on Mycogen's Board. Thus, DowAgro seeks, through its hand-picked Board for Mycogen, to acquire Mycogen's business, growth, and cash flow and squeeze out Mycogen's public stockholders at a price which is wholly inadequate.

     28. Even in light of what had been publicly disclosed about Mycogen's present business and future prospects, the Offer is grossly unfair, inadequate, and provides value to Mycogen's shareholders substantially below the fair or inherent value of the Company. The intrinsic value of the equity of Mycogen is materially greater than the consideration contemplated by the Offer price, taking into account Mycogen's pharmaceutical business, asset value, liquidation value, its expected growth, and its revenues and cash flow.

     29. The Offer is wrong, unfair, harmful to Mycogen's public stockholders, wholly inadequate, and will deny Class members their right to share proportionately in the true value of Mycogen's valuable assets, profitable business, and future growth in profits and earnings, while usurping the same for the benefit of defendants.

     30. The Offer is not the result of arm's-length negotiations but was fixed arbitrarily by DowAgro, which dominates and controls Mycogen, as part of its unlawful plan and scheme to obtain 100% ownership of Mycogen at the lowest possible price and to usurp for itself Mycogen's profitable business.

     31. Defendants have violated fiduciary and other common law duties owed to plaintiff and the other members of the Class in that it is using its dominant control position over Mycogen to enrich itself at the expense of Mycogen's other stockholders.

     32. As a result of defendants' actions, plaintiff and the Class have been and will be damaged by breaches of fiduciary duty and, therefore, plaintiff and the Class will not receive the fair value of Mycogen's assets and businesses.

     33. Unless enjoined by this Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the Class, and will succeed in their plan to exclude plaintiff and the Class from the fair proportionate share of Mycogen's valuable assets and businesses, all to the irreparable harm of the Class.

     34.  Plaintiff and the Class have no adequate remedy of law.

                                    PRAYER FOR RELIEF

          WHEREFORE, plaintiff prays for judgment and relief as follows:

     1. declaring that this lawsuit is properly maintainable as a class action and certifying plaintiff as representative of the Class;

     2. declaring that the defendants and each of them have committed or aided and abetted a gross abuse of trust and have breached their fiduciary duties to plaintiff and the other members of the Class;

     3.  declaring the transaction to be a nullity;

     4. preliminarily and permanently enjoining defendants and their counsel, agents, employees, and all persons acting under, in concert with, or for them, from proceeding with, consummating or closing the transaction;

     5. in the event the transaction is consummated, rescinding it and setting it aside;

     6. ordering defendants, jointly and severally, to account to plaintiff and the Class for all profits realized and to be realized by them as a result of the transaction complained of and, pending such accounting, to hold such profits in a constructive trust for the benefit of plaintiff and other members of the Class;

     7. ordering defendants to permit a stockholders' committee comprising of class members and the representatives only to ensure a fair procedure, adequate procedural safe-guards, and independent input by plaintiff and the Class in connection with any transaction for the public shares of Mycogen;

     8. awarding compensatory damages against defendants, jointly and severally, in an amount to be determined at trial, together with prejudgment interest at the maximum rate allowable by law;

     9. awarding plaintiff and the Class their costs and disbursements and reasonable allowances for plaintiff's counsel and experts' fees and expenses; and

     10. granting such other and further relief as may be just and proper.

DATED:  May 1, 1998                  MILBERG WEISS BERSHAD
                                      HYNES & LERACH LLP
                                     WILLIAM S. LERACH
                                     ALAN SCHULMAN
                                     DARREN J. ROBBINS




                                     /S/ Alan Schulman
                                     -----------------------------------
                                             ALAN SCHULMAN

                                     600 West Broadway, Suite 1800
                                     San Diego, CA 92101
                                     Telephone: 619/231-1058

                                     WECHSLER HARWOOD HALEBIAN
                                      & FEFFER LLP
                                     SAMUEL K. ROSEN
                                     488 Madison Avenue
                                     8th Floor
                                     New York, NY 10022
                                     Telephone: 212/935-7400

                                     Attorneys for Plaintiff

MILBERG WEISS BERSHAD
  HYNES & LERACH LLP
WILLIAM S. LERACH (68581)
ALAN SCHULMAN (128661)
DARREN J. ROBBINS (168593)
600 West Broadway, Suite 1800
San Diego, CA 92101
Telephone:  619/231-1058

WECHSLER HARWOOD HALEBIAN
 & FEFFER LLP
SAMUEL K. ROSEN
488 Madison Avenue
8th Floor
New York, NY 10022
Telephone:  212/935-7400

Attorneys for Plaintiff

                   SUPERIOR COURT OF THE STATE OF CALIFORNIA
                             COUNTY OF SAN DIEGO


HARBOR FINANCE PARTNERS,              )  Case No. 720256
Individually and On Behalf of All     )
Others Similarly Situated,            )  CLASS ACTION
                                      )
                    Plaintiff,        )
                                      )  JURY DEMAND
     vs.                              )
                                      )
MYCOGEN CORPORATION, CARLTON J.       )
EIBL, JOHN L. HAGAMAN, NICKOLAS D.    )
HEIN, LOUIS W. PRIBILA, WILLIAM C.    )
SCHMIDT, G. WILLIAM TOLBERT, DOW      )
AGROSCIENCES and DOES 1-25,           )
inclusive.                            )
                                      )
                    Defendants.       )
                                      )
------------------------------------- )





     Plaintiff demands a trial by jury.

DATED:  May 1, 1998                  MILBERG WEISS BERSHAD
                                      HYNES & LERACH LLP
                                     WILLIAM S. LERACH
                                     ALAN SCHULMAN
                                     DARREN J. ROBBINS




                                     /S/ Alan Schulman
                                     -----------------------------------
                                             ALAN SCHULMAN

                                     600 West Broadway, Suite 1800
                                     San Diego, CA 92101
                                     Telephone: 619/231-1058

                                     WECHSLER HARWOOD HALEBIAN
                                      & FEFFER LLP
                                     SAMUEL K. ROSEN
                                     488 Madison Avenue
                                     8th Floor
                                     New York, NY 10022
                                     Telephone: 212/935-7400

                                     Attorneys for Plaintiff



                                  2